Exhibit 10.a

McDONALD’S CORPORATION AMENDED AND RESTATED 2001 OMNIBUS STOCK OWNERSHIP PLAN

The Plan

McDonald’s Corporation, a Delaware corporation (the “Company”), established the McDonald’s Corporation 2001 Omnibus Stock Ownership Plan (the “Plan”) effective as of May 17, 2001, and the Plan was approved by the Company’s stockholders at the May 17, 2001 Annual Meeting. The Plan as originally so established permitted the grant of stock options, restricted stock, stock appreciation rights, performance units, stock bonuses and other stock-based awards.

The Plan has been amended and restated effective as of March 18, 2004 (the “Effective Date”), subject to the approval of the Company’s stockholders at the May 20, 2004 Annual Meeting. The Plan as so amended permits the grant of stock options, restricted stock, stock appreciation rights, stock bonuses, dividend equivalents and other stock-based awards.

The terms and conditions of the Plan as in effect before the Effective Date shall continue to apply to Awards granted before the Effective Date.

1. PURPOSE

The purpose of this Plan is to advance the interest of the Company by encouraging and enabling the acquisition of a larger personal financial interest in the Company by those employees and non-employee directors and senior directors upon whose judgment and efforts the Company is largely dependent for the successful conduct of its operations. It is anticipated that the acquisition of such financial interest and Stock ownership will stimulate the efforts of such employees and directors on behalf of the Company, strengthen their desire to continue in the service of the Company, and encourage shareholder and entrepreneurial perspectives through Stock ownership. It is also anticipated that the opportunity to obtain such financial interest and Stock ownership will prove attractive to promising new employees and will assist the Company in attracting such employees.

2. DEFINITIONS

As used in this Plan, the terms set forth below shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

(a)	“Affiliate Service” of a Grantee who is an employee of the Company means the Grantee’s Company Service plus the Grantee’s aggregate number of years of employment with any Subsidiary during the period before it became a Subsidiary, unless the Committee determines otherwise in connection with an entity’s becoming a Subsidiary.

(b)	“Award” means any stock options, shares of restricted stock, stock appreciation rights, stock bonuses, dividend equivalents and other stock-based awards granted under this Plan. In addition, for purposes of Section 3(d) only, “Award” means any award granted under any Prior Plan.

(c)	“Award Agreement” has the meaning specified in Section 4(c)(iv).

(d)	“Board” means the Board of Directors of the Company.

(e)	“Business Combination” has the meaning specified in Section 2(g)(iii).

(f)	“Cause” means (i) in the case of a Grantee who is an employee of the Company or a Subsidiary, the Grantee’s commission of any act or acts involving dishonesty, fraud, illegality or moral turpitude, and (ii) in the case of a Grantee who is a non-employee director or senior director of the Company, cause pursuant to Article Thirteenth (c) of the Company’s Restated Certificate of Incorporation.

(g)	“Change in Control” means the happening of any of the following events:

(i)	the acquisition by any Person of “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 20% or more of either (A) the then-outstanding shares of Stock (“Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 2(g)(i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (4) any acquisition by any entity pursuant to a transaction that complies with Sections 2(g)(iii)(A), (B) and (C); or

(ii)	individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding,

Exhibit 10.a     1

for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)	consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company and/or any entity controlled by the Company, or a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any entity controlled by the Company (each, a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)	approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(h)	“Code” means the Internal Revenue Code of 1986, as amended, and regulations and rulings thereunder. References to a particular section of, or rule under, the Code shall include references to successor provisions.

(i)	“Committee” has the meaning specified in Section 4(a).

(j)	“Company” has the meaning specified in the first paragraph.

(k)	“Company Service” of a Grantee who is an employee of the Company or a Subsidiary means the Grantee’s aggregate number of years of employment with the Company and its Subsidiaries during periods when those entities were Subsidiaries.

(l)	“Disability” as it regards employees means, a “disability” within the meaning of the Company’s Profit Sharing and Savings Program, as amended from time to time.

“Disability”as it regards non-employee directors and senior directors means a physical or mental condition that prevents the director from performing his or her duties as a member of the Board or a senior director, as applicable, and that is expected to be permanent or for an indefinite duration exceeding one year.

(m)	“Disaffiliation” of a Subsidiary means the Subsidiary’s ceasing to be a Subsidiary for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary).

(n)	“dividend equivalent” means an Award made pursuant to Section 6(g).

(o)	“Effective Date” means March 18, 2004.

(p)	“Fair Market Value” of any security of the Company means, as of any applicable date, the closing price of the security at the close of normal trading hours on the New York Stock Exchange, or, if no such sale of the security shall have occurred on such date, on the next preceding date on which there was such a sale.

(q)	“Foreign Equity Incentive Plan” has the meaning specified in Section 14.

(r)	“Grant Date” has the meaning specified in Section 6(a)(i).

(s)	“Grantee” means an individual who has been granted an Award.

(t)	“Immediate Family” means a Grantee’s spouse, children, grandchildren, stepchildren, parents, stepparents, grandparents, siblings, nieces, nephews and in-laws.

(u)	“including” or “includes” means “including, without limitation,” or “includes, without limitation.”

2    Exhibit 10.a

(v)	“Incumbent Board” has the meaning specified in Section 2(g)(ii).

(w)	“Minimum Consideration” means $.01 per share or such larger amount determined pursuant to resolution of the Board to be “capital” (within the meaning of Section 154 of the Delaware General Corporation Law).

(x)	“Minimum Vesting Requirement” means a requirement that (A) in the case of Awards to which the Minimum Vesting Requirement applies covering up to an aggregate of 2.5 million shares (subject to adjustment as provided in Section 22), that such Awards become nonforfeitable not sooner than the first anniversary of the Grant Date; and (B) in the case of all other Awards to which the Minimum Vesting Requirement applies, that such Awards become nonforfeitable not more rapidly than in three equal installments on each of the first three anniversaries of the Grant Date; in either case, subject to Sections 12, 13 and 21.

(y)	“1934 Act” means the Securities Exchange Act of 1934, as amended, and regulations and rulings thereunder. References to a particular section of, or rule under, the 1934 Act shall include references to successor provisions.

(z)	“non-employee director” means a member of the Board who is not an employee of the Company.

(aa)	“Option Price” means the per-share purchase price of Stock subject to a stock option.

(bb)	“other stock-based award” means an Award made pursuant to Section 6(h).

(cc)	“Outstanding Company Common Stock” has the meaning specified in Section 2(g)(i).

(dd)	“Outstanding Company Voting Securities” has the meaning specified in Section 2(g)(i).

(ee)	“Performance Percentage” has the meaning specified in Section 6(f)(i)(C).

(ff)	“Permissible Transferee” has the meaning specified in Section 8.

(gg)	“Person” means any “individual,” “entity” or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act.

(hh)	“Plan” means this McDonald’s Corporation Amended and Restated 2001 Omnibus Stock Ownership Plan.

(ii)	“Prior Plan” means the McDonald’s Corporation 1992 Stock Ownership Incentive Plan, as amended and restated, and the McDonald’s Corporation 1975 Stock Ownership Option Plan, as amended and restated.

(jj)	“Qualified Performance-Based Award” means any Award that is intended to qualify for the Section 162(m) Exemption, as provided in Section 23.

(kk)	“Qualified Performance Goal” means a performance goal established by the Committee in connection with the grant of a Qualified Performance-Based Award, which (i) is based on the attainment of specified levels of one or more Specified Performance Goals, and (ii) is set by the Committee within the time period prescribed by Section 162(m) of the Code; provided, that in the case of a stock option or stock appreciation right, the Qualified Performance Goal shall be considered to have been established without special action by the Committee, by virtue of the fact that the Stock subject to such Award must increase in value over its Fair Market Value on the Grant Date (or over a higher value) in order for the Grantee to realize any compensation from exercising the stock option or stock appreciation right.

(ll)	“Retirement” as it regards employees means a Termination of Employment any time after attaining either (i) age 60 with at least 20 years of Affiliate Service, or (ii) combined age and years of Affiliate Service equal to or greater than 70, other than a Termination of Employment for Cause.

“Retirement” as it regards non-employee directors and senior directors means Termination of Directorship with at least 10 years of service as a member of the Board and/or a senior director or after age 70.

(mm)	“Section 16 Grantee” means an individual subject to potential liability under Section 16(b) of the 1934 Act with respect to transactions involving equity securities of the Company.

(nn)	“Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

(oo)	“Service-Vesting Award” means an Award, the vesting of which is contingent solely on the continued service of the Grantee as an employee of the Company and its Subsidiaries or as a non-employee director or a senior director of the Company.

(pp)	“Special Circumstances” for a Termination of Employment of a Grantee means (i) the Grantee’s employment was terminated by the Company or a Subsidiary without Cause, or (ii) the Grantee becomes an owner-operator of a McDonald’s restaurant in connection with the Termination of Employment.

(qq)	“Specified Performance Goal” means any of the following measures as applied to the Company as a whole or to any Subsidiary, division or other unit of the Company: revenue; operating income; net income; basic or diluted earnings per share; return on revenue; return on assets; return on equity; return on total capital; or total shareholder return.

Exhibit 10.a     3

(rr)	“Stock” means the common stock of the Company, par value $.01 per share.

(ss)	“Subsidiary” means any entity in which the Company directly or through intervening subsidiaries owns 25% or more of the total combined voting power or value of all classes of stock, or, in the case of an unincorporated entity, a 25% or more interest in the capital and profits.

(tt)	“Tendered Restricted Stock” has the meaning specified in Section 9(a).

(uu)	“Termination of Directorship” means the first date upon which a non-employee director or a senior director is neither a member of the Board nor a senior director.

(vv)	“Termination of Employment” of a Grantee means the termination of the Grantee’s employment with the Company and the Subsidiaries. A Grantee employed by a Subsidiary also shall be deemed to incur a Termination of Employment if there occurs a Disaffiliation of that Subsidiary, unless either (i) the Grantee is, immediately after the Disaffiliation, an employee of the Company or one of the remaining Subsidiaries, or (ii) in connection with the Disaffiliation, the Awards held by the Grantee are assumed, or replaced with new awards, by the former Subsidiary or an entity that controls the former Subsidiary following the Disaffiliation.

(ww)	“Unit Value” has the meaning specified in Section 9(c)(iii).

3. SCOPE OF THIS PLAN

(a)	The total number of shares of Stock delivered to Grantees pursuant to this Plan shall not exceed 116,511,331 shares (including 2,511,331 shares available as of the Effective Date under the McDonald’s Corporation 1975 Stock Ownership Option Plan, as amended and restated), subject to the other provisions of this Section 3 and to adjustment as provided in Section 22. Such shares may be treasury shares or newly-issued shares or both, as may be determined from time to time by the Board or by the Committee appointed pursuant to Section 4.

(b)	Subject to adjustment as provided in Section 22, the maximum number of shares of Stock for which stock options and stock appreciation rights may be granted to any Grantee in any one-year period shall be 2 million, and the maximum number of shares of Stock that may be granted to any Grantee in any one-year period in the form of restricted stock, dividend equivalents (other than dividend equivalents that are part of another Award), and other stock-based awards, in each case that are Qualified Performance-based Awards, shall be 500,000 (provided, that in the case of dividend equivalents, the number of shares taken into account for this purpose shall be the number of shares with respect to which the dividend equivalents are calculated). Subject to the other provisions of this Section 3 and subject to adjustment as provided in Section 22, not more than 500,000 bonus shares of Stock may be granted under this Plan.

(c)	If and to the extent an Award granted under this Plan shall, after the Effective Date, expire or terminate for any reason without having been exercised in full, or shall be forfeited or settled for cash, the shares of Stock (including restricted stock) associated with the expired, terminated or forfeited portion of such Award shall become available for other Awards. In no event shall the number of shares of Stock considered to be delivered pursuant to the exercise of a stock appreciation right include the shares that represent the grant or exercise price thereof, which shares are not delivered to the Grantee upon exercise.

(d)	If and to the extent an Award granted under a Prior Plan shall, after the Effective Date, expire or terminate for any reason without having been exercised in full, or shall be forfeited or settled for cash, the shares of Stock (including restricted stock) associated with the expired, terminated or forfeited portion of such Award shall become available for Awards under this Plan. If, after the Effective Date, a Grantee uses shares of Stock owned by the Grantee (by either actual delivery or by attestation) to pay the Option Price of any stock option granted under this Plan or a Prior Plan or to satisfy any tax-withholding obligation with respect to an Award granted under this Plan or a Prior Plan, the number of shares of Stock delivered or attested to shall be added to the number of shares of Stock available for delivery under this Plan. To the extent any shares of Stock subject to a stock option granted under this Plan are withheld, after the Effective Date, to satisfy the Option Price of that stock option, or any shares of Stock subject to an Award granted under this Plan are withheld to satisfy any tax-withholding obligation, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under this Plan. To the extent any shares of Stock subject to an Award granted under a Prior Plan are withheld, after the Effective Date, to satisfy any tax-withholding obligation, such shares shall be added to the maximum number of shares of Stock available for delivery under this Plan. Notwithstanding the foregoing, no shares of Stock that become available for Awards granted under this Plan pursuant to the foregoing provisions of this Section 3(d) shall be available for grants of incentive stock options pursuant to Section 6(c).

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4. ADMINISTRATION

(a)	Subject to Section 4(b), this Plan shall be administered by a committee appointed by the Board (the “Committee”). All members of the Committee shall be “outside directors” (as defined or interpreted for purposes of the Section 162(m) Exemption). The composition of the Committee also shall be subject to such limitations as the Board deems appropriate to permit transactions in Stock pursuant to this Plan to be exempt from liability under Rule 16b-3 under the 1934 Act and to satisfy the “independence” requirements of any national securities exchange on which the Stock is listed.

(b)	The Board may, in its discretion, reserve to itself any or all of the authority and responsibility of the Committee. To the extent that the Board has reserved to itself the authority and responsibility of the Committee, all references to the Committee in this Plan shall be deemed to refer to the Board.

(c)	The Committee shall have full and final authority, in its discretion, but subject to the express provisions of this Plan (including without limitation Section 23(e)), as follows:

(i)	to grant Awards,

(ii)	to determine (A) when Awards may be granted, and (B) whether or not specific Awards shall be identified with other specific Awards, and, if so, whether they shall be exercisable cumulatively with or alternatively to such other specific Awards,

(iii)	to interpret this Plan and to make all determinations necessary or advisable for the administration of this Plan,

(iv)	to determine all terms and provisions of all Awards, including without limitation any restrictions or conditions (including specifying such performance criteria as the Committee deems appropriate, and imposing restrictions with respect to Stock acquired upon exercise of a stock option, which restrictions may continue beyond the Grantee’s Termination of Employment or Termination of Directorship, as applicable), which shall be set forth in a written agreement for each Award (the “Award Agreements”), which need not be identical, and, with the consent of the Grantee, to modify any such Award Agreement at any time,

(v)	to authorize foreign Subsidiaries to adopt Foreign Equity Incentive Plans as provided in Section 14,

(vi)	to delegate any or all of its duties and responsibilities under this Plan to any individual or group of individuals it deems appropriate, except its duties and responsibilities with respect to Section 16 Grantees and with respect to Qualified Performance-Based Awards, and (A) the acts of such delegates shall be treated hereunder as acts of the Committee and (B) such delegates shall report to the Committee regarding the delegated duties and responsibilities,

(vii)	to accelerate the exercisability of, and to accelerate or waive any or all of the restrictions and conditions applicable to, any Award or any group of Awards, other than the Minimum Vesting Requirement, for any reason,

(viii)	subject to Section 6(a)(ii), to extend the time during which any Award or group of Awards may be exercised or earned,

(ix)	to make such adjustments or modifications to Awards to Grantees working outside the United States as are necessary and advisable to fulfill the purposes of this Plan,

(x)	to impose such additional conditions, restrictions and limitations upon the grant, exercise or retention of Awards as the Committee may, before or concurrently with the grant thereof, deem appropriate, including requiring simultaneous exercise of related identified Awards and limiting the percentage of Awards that may from time to time be exercised by a Grantee, and

(xi)	to prescribe rules and regulations concerning the transferability of any Awards, and to make such adjustments or modifications to Awards transferable pursuant to Section 8 as are necessary and advisable to fulfill the purposes of this Plan.

(d)	The determination of the Committee on all matters relating to this Plan or any Award Agreement shall be made in its sole discretion, and shall be conclusive and final. No member of the Committee shall be liable for any action or determination made in good faith with respect to this Plan or any Award.

Exhibit 10.a     5

5. ELIGIBILITY

Awards may be granted to any employee (including any officer) of the Company or any of its domestic Subsidiaries, any employee, officer or director of any of the Company’s foreign Subsidiaries, and to any non-employee director or senior director of the Company. In selecting the individuals to whom Awards may be granted, as well as in determining the number of shares of Stock subject to, and the other terms and conditions applicable to, each Award, the Committee shall take into consideration such factors as it deems relevant in promoting the purposes of this Plan.

6. CONDITIONS TO GRANTS

(a)	General conditions.

(i)	The “Grant Date” of an Award shall be the date on which the Committee grants the Award or such later date as specified in advance by the Committee.

(ii)	The term of each Award shall be a period of 10 years from the Grant Date; provided, that the Committee may determine that the term of an Award will be a different period, not longer than 15 years from the Grant Date; and provided, further, that in any event the term of each Award shall be subject to earlier termination as herein provided.

(iii)	A Grantee may, if otherwise eligible, be granted additional Awards in any combination.

(b)	Grant of Stock Options and Option Price. A stock option represents the right to purchase a share of Stock at a predetermined Option Price. No later than the Grant Date of any stock option, the Committee shall establish the Option Price of such stock option. The per-share Option Price of a stock option shall not be less than 100% of the Fair Market Value of a share of the Stock on the Grant Date. Such Option Price shall be subject to adjustment as provided in Section 22. The applicable Award Agreement may provide that the stock option shall be exercisable for restricted stock.

(c)	Grant of Incentive Stock Options. At the time of the grant of any stock option, the Committee may designate such stock option as an “incentive stock option” as defined in Section 422 of the Code. Any stock option not so designated shall not be an incentive stock option, even if it otherwise meets the requirements of Section 422 of the Code. Any stock option so designated that nevertheless fails (either at the time of grant or at any time thereafter as a result of accelerated vesting or otherwise) to meet the requirements of Section 422 of the Code, in whole or in part, shall be treated as a stock option that is not an incentive stock option to the extent of such failure. The terms of any incentive stock option shall require the Grantee to notify the Committee or its designee of any “disqualifying disposition” (as defined in Section 421(b) of the Code) of any Stock issued pursuant to the exercise of the incentive stock option within 10 days after such disposition.

(d)	Grant of Shares of Restricted Stock.

(i)	Shares of restricted stock are shares of Stock that are awarded to a Grantee and that, during a restricted period, may be forfeitable to the Company upon such conditions as may be set forth in the applicable Award Agreement. Restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered during the restricted period.

(ii)	The Committee shall, in its discretion, determine the amount, if any, that a Grantee shall pay for shares of restricted stock, subject to the following sentence. Except with respect to shares of restricted stock that are treasury shares, for which no payment need be required, the Committee shall require the Grantee to pay at least the Minimum Consideration for each share of restricted stock granted to such Grantee. Such payment shall be made in full by the Grantee before the delivery of the shares and in any event no later than 10 days after the Grant Date for such shares.

(iii)	The Committee may, but need not, provide that all or any portion of a Grantee’s Award of restricted stock, or restricted stock acquired upon exercise of a stock option, shall be forfeited:

(A)	except as otherwise specified in the Award Agreement, upon the Grantee’s Termination of Employment as provided in Section 12, or

(B)	if the Company or the Grantee does not achieve specified performance goals (if any) within a specified time period after the Grant Date and before the Grantee’s Termination of Employment, or

(C)	upon failure to satisfy such other conditions as the Committee may specify in the applicable Award Agreement;

provided, that each such Award that is a Service-Vesting Award shall be subject to the Minimum Vesting Requirement.

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(iv)	If a share of restricted stock is forfeited, then, if the Grantee was required to pay for such share or acquired such share upon the exercise of a stock option: (A) the Grantee shall be deemed to have resold such share to the Company at the lesser of (1) the amount paid or, if the restricted stock was acquired on exercise of a stock option, the Option Price paid by the Grantee for such share, or (2) the Fair Market Value of a share of Stock on the date of such forfeiture; (B) the Company shall pay to the Grantee the amount determined under clause (A) of this sentence as soon as is administratively practical; and (C) such share shall cease to be outstanding, and shall no longer confer on the Grantee thereof any rights as a stockholder of the Company, from and after the later of the date the event causing the forfeiture occurred or the date of the Company’s tender of the payment specified in clause (B) of this sentence, whether or not such tender is accepted by the Grantee.

(v)	The Committee may provide that any share of restricted stock shall be held (together with a stock power executed in blank by the Grantee) in escrow by the Secretary of the Company until such share becomes nonforfeitable or is forfeited. Any share of restricted stock shall bear an appropriate legend specifying that such share is non-transferable and subject to the restrictions set forth in this Plan and the applicable Award Agreement. If any share of restricted stock becomes nonforfeitable, the Company shall cause the certificate for such share to be issued or reissued without such legend.

(e)	Grant of Stock Appreciation Rights. A stock appreciation right represents the right to receive a payment, in cash, shares of Stock or both (as determined by the Committee) equal to the excess of the Fair Market Value, on the date such Fair Market Value is determined, of a specified number of shares of Stock, over the Award’s grant or exercise price, if any. When granted, stock appreciation rights may, but need not, be identified with shares of Stock subject to a specific stock option or specific shares of restricted stock of the Grantee (including any stock option or shares of restricted stock granted on or before the Grant Date of the stock appreciation rights) in a number equal to or different from the number of shares of Stock subject to the stock appreciation rights so granted. If stock appreciation rights are identified with shares of Stock subject to a stock option or with shares of restricted stock then, unless otherwise provided in the applicable Award Agreement, the Grantee’s associated stock appreciation rights shall terminate upon, and to the extent of, (i) the expiration, termination, forfeiture or cancellation of such stock option or shares of restricted stock, or (ii) the date such shares of restricted stock become nonforfeitable.

(f)	Grant of Stock Bonuses. The Committee may, in its discretion, grant shares of Stock to any employee eligible under Section 5 to receive Awards, other than executive officers of the Company.

(g)	Grant of Dividend Equivalents. The Committee may, in its discretion, grant dividend equivalents, which represent the right to receive cash payments or shares of Stock measured by the dividends payable with respect to specific shares of Stock or a specified number of shares of Stock. Dividend equivalents may be granted as part of another type of Award or as a separate Award, and shall be subject to such terms and conditions as the Committee shall determine.

(h)	Grant of Other Stock-Based Awards. The Committee may, in its discretion, grant other stock-based awards. These are Awards, other than stock options, stock appreciation rights, restricted stock, stock bonuses, and dividend equivalents, that are denominated in, valued, in whole or in part, by reference to, or otherwise based on or related to, Stock (such as restricted stock units). The purchase, exercise, exchange or conversion of other stock-based awards granted under this Section 6(h) shall be on such terms and conditions and by such methods as shall be specified by the Committee. If the value of an other stock-based award is based on the difference between the excess of the Fair Market Value, on the date such Fair Market Value is determined, over such Award’s exercise or grant price, the exercise or grant price for such an Award will not be less than 100% of the Fair Market Value on the Grant Date. If the value of such an Award is based on the full value of a share of Stock, and the Award is a Service-Vesting Award, then such Award shall be subject to the Minimum Vesting Requirement.

7. GRANTEE’S AGREEMENT TO SERVE

The Committee may, in its discretion, require each Grantee who is granted an Award to, execute such Grantee’s Award Agreement, and to agree that such Grantee will remain in the employ of the Company or any of its Subsidiaries or remain as a non-employee director or senior director, as applicable, for at least one year after the Grant Date. No obligation of the Company or any of its Subsidiaries as to the length of any Grantee’s employment or service as a non-employee director or senior director shall be implied by the terms of this Plan, any grant of an Award hereunder or any Award Agreement. The Company and its Subsidiaries reserve the same rights to terminate employment of any Grantee as existed before the Effective Date.

Exhibit 10.a     7

8. NON-TRANSFERABILITY

Each Award (other than restricted stock) granted hereunder shall not be assignable or transferable other than by will or the laws of descent and distribution; provided, however, that a Grantee may, in a manner set forth in rules established by the Committee: (a) designate in writing a beneficiary to exercise his or her Award after the Grantee’s death; (b) transfer a stock option (other than an incentive stock option), stock appreciation right or other stock-based award to a revocable inter vivos trust as to which the Grantee is both the settlor and the trustee; and (c) if permitted by the Committee pursuant to its rules, transfer an Award (other than restricted stock or an incentive stock option) for no consideration to any of the following permissible transferees (each a “Permissible Transferee”): (i) any member of the Immediate Family of the Grantee to whom such Award was granted, (ii) any trust for the benefit of members of the Grantee’s Immediate Family, (iii) any partnership whose partners are members of the Grantee’s Immediate Family or (iv) Ronald McDonald House Charities or any Ronald McDonald House; and further provided that (A) the transferee shall remain subject to all of the terms and conditions applicable to such Award prior to such transfer; (B) any such transfer shall be subject to and in accordance with the rules and regulations prescribed by the Committee in accordance with Section 4(c)(xi), and (C) except as otherwise expressly provided for in this Plan or in the Transfer Rules, a Permissible Transferee shall have all the rights and obligations of the Grantee hereunder and the Grantee shall not retain any rights with respect to the transferred Award, and further provided that the payment of any tax attributable to the exercise of an Award shall remain the obligation of the Grantee and the period during which an Award shall remain exercisable under Section 12 shall depend upon the time and nature of the Grantee’s Termination of Employment. Notwithstanding the foregoing, the Committee may, from time to time, in its sole discretion designate additional individuals, persons or classes as Permissible Transferees, and permit other transfers as the Committee determines to be appropriate.

Each share of restricted stock shall be non-transferable until such share becomes nonforfeitable.

9. EXERCISE

(a)	Exercise of Stock Options. Subject to Sections 4(c)(vii), 12, 13 and 21 and such terms and conditions as the Committee may impose, each stock option shall be exercisable as and when determined by the Committee; provided that, unless the Committee determines otherwise, each stock option shall be exercisable in one or more installments commencing not earlier than the first anniversary of the Grant Date of such stock option.

Each stock option shall be exercised by delivery of notice of intent to purchase a specific number of shares of Stock subject to such stock option. Such notice shall be in a manner specified by and satisfactory to the Company. The Option Price of any shares of Stock or shares of restricted stock as to which a stock option shall be exercised shall be paid in full at the time of the exercise. Payment may, at the election of the Grantee, be made in any one or any combination of the following:

(i)	cash,

(ii)	Stock owned by the Grantee, valued at its Fair Market Value at the time of exercise,

(iii)	with the approval of the Committee, shares of restricted stock held by the Grantee, each valued at the Fair Market Value of a share of Stock at the time of exercise, or

(iv)	unless otherwise determined by the Committee, through simultaneous sale through a broker of shares acquired on exercise, as permitted under Regulation T of the Board of Governors of the Federal Reserve System.

If shares of Stock or restricted stock are used to pay the Option Price, such shares of Stock or restricted stock must have been held by the Grantee for more than six months prior to exercise of the stock option, unless otherwise determined by the Committee. Such payment may be made by actual delivery or attestation.

If restricted stock is used to pay the Option Price for Stock subject to a stock option (“Tendered Restricted Stock”), then the Committee shall specify which of the following two rules applies: either (i) all the shares of Stock acquired on exercise of the stock option shall be subject to the same restrictions as the Tendered Restricted Stock, determined as of the date of exercise of the stock option, or (ii) a number of shares of Stock acquired on exercise of the stock option equal to the number of shares of Tendered Restricted Stock shall be subject to the same restrictions as the Tendered Restricted Stock, determined as of the date of exercise of the stock option.

(b)	Exercise of Stock Appreciation Rights. Subject to Sections 4(c)(vii), 12, 13 and 21 and such terms and conditions as the Committee may impose, each stock appreciation right shall be exercisable as and when determined by the Committee; provided that, unless the Committee determines otherwise, each stock appreciation right shall be exercisable not earlier than the first anniversary of the Grant Date of such stock appreciation right, to the extent the stock option with which it is identified, if any, may be exercised, or to the extent the restricted stock with which it is identified, if any, has become nonforfeitable. Stock appreciation rights shall be exercised by delivery to the Company of written notice of intent to exercise a specific number of stock appreciation rights.

8    Exhibit 10.a

Unless otherwise provided in the applicable Award Agreement, the exercise of stock appreciation rights that are identified with shares of Stock subject to a stock option or shares of restricted stock shall result in the cancellation or forfeiture of such stock option or shares of restricted stock, as the case may be, to the extent of such exercise.

The benefit for each share as to which a stock appreciation right is exercised shall be equal to:

(i)	the Fair Market Value of a share of Stock on the date of such exercise, reduced by

(ii)	an amount equal to:

(A)	for any stock appreciation right identified with shares of Stock subject to a stock option, the Option Price of such stock option, unless the Committee in the grant of the stock appreciation right specified a higher amount or

(B)	for any other stock appreciation right, the Fair Market Value of a share of Stock on the Grant Date of such stock appreciation right, unless the Committee in the grant of the stock appreciation right specified a higher amount; provided that the Committee, in its discretion, may provide that the benefit for any stock appreciation right shall not exceed such percentage of the Fair Market Value of a share of Stock on such Grant Date as the Committee shall specify.

The benefit upon the exercise of a stock appreciation right shall be payable in cash, except that the Committee, may, in its discretion, provide in the Award Agreement that benefits, with respect to any particular exercise, may be paid wholly or partly in Stock.

10. NOTIFICATION UNDER SECTION 83(B)

The Committee may, on the Grant Date or any later date, prohibit a Grantee from making the election described below. If the Committee has not prohibited such Grantee from making such election, and the Grantee shall, in connection with the exercise of any stock option, or the grant of any share of restricted stock, make the election permitted under Section 83(b) of the Code (i.e., an election to include in such Grantee’s gross income in the year of transfer the amounts specified in Section 83(b) of the Code), such Grantee shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service, in addition to complying with any filing and notification required pursuant to regulations issued under the authority of Section 83(b) of the Code.

11. WITHHOLDING TAXES

(a)	Whenever, under this Plan, cash or Stock is to be delivered upon exercise or payment of an Award or a share of restricted stock becomes nonforfeitable, or any other event occurs that results in taxation of a Grantee with respect to an Award, the Company shall be entitled to require (i) that the Grantee remit an amount sufficient to satisfy all U.S. federal, state and local withholding tax requirements related thereto, (ii) the withholding of such sums from compensation otherwise due to the Grantee or from any shares of Stock due to the Grantee under this Plan or (iii) any combination of the foregoing; provided, however, that no amount shall be withheld from any cash payment or shares of Stock relating to an Award that was transferred by the Grantee in accordance with this Plan and such cash payment or delivery to such Permissible Transferee shall in no way be conditioned upon the Grantee’s remittance obligation described herein. The Grantee shall be permitted to remit such amount in the form of Stock owned by the Grantee, valued at its Fair Market Value at the time of the remittance (by actual delivery or by attestation).

(b)	If any disqualifying disposition (as defined in Section 421(b) of the Code) is made with respect to shares of Stock acquired under an incentive stock option granted pursuant to this Plan or any election described in Section 10 is made, then the individual making such disqualifying disposition or election shall remit to the Company an amount sufficient to satisfy all U.S. federal, state and local withholding taxes thereby incurred; provided, that in lieu of or in addition to the foregoing, the Company shall have the right to withhold such sums from compensation otherwise due to the Grantee or from any shares of Stock due to the Grantee under this Plan.

(c)	Notwithstanding the foregoing, in no event shall the amount withheld or remitted in the form of shares of Stock due to a Grantee under this Plan exceed the minimum required by applicable law.

Exhibit 10.a     9

12. TERMINATION OF EMPLOYMENT

(a)	For Cause. If a Grantee has a Termination of Employment for Cause,

(i)	the Grantee’s shares of restricted stock that are forfeitable shall thereupon be forfeited, subject to the provisions of Section 6(d)(iv) regarding repayment of certain amounts to the Grantee;

(ii)	any unexercised stock option or stock appreciation right shall terminate immediately upon such Termination of Employment for Cause; and

(iii)	any other Award that has not previously vested shall thereupon be forfeited.

(b)	On Account of Death or Disability. If a Grantee has a Termination of Employment on account of the Grantee’s death or Disability, then:

(i)	the Grantee’s shares of restricted stock that are Service-Vesting Awards and that were forfeitable shall thereupon become nonforfeitable;

(ii)	any unexercised stock option or stock appreciation right (other than a stock appreciation right identified with a share of restricted stock), whether or not exercisable on the date of such Termination of Employment may be exercised, in whole or in part, at any time within three years after such Termination of Employment (or until the 15th anniversary of the Grant Date, if sooner) by the Grantee, or after the Grantee’s death, by (A) his or her personal representative or by the person to whom the stock option or stock appreciation right is transferred by will or the applicable laws of descent and distribution, (B) the Grantee’s beneficiary designated in accordance with Section 8, (C) the then-acting trustee of the trust described in Section 8(b); or (D) a Permissible Transferee of an Award assigned or transferred in accordance with Section 8; and

(iii)	any other Awards held by the Grantee shall be treated as specified in the applicable Award Agreement.

(c)	On Account of Retirement.

(i)	If a Grantee has a Termination of Employment on account of Retirement after age 60 with 20 years or more of Affiliate Service, any unexercised stock option or stock appreciation right (other than a stock appreciation right identified with a share of restricted stock) that is then exercisable or that would have become exercisable within three years of such Retirement if the Grantee had remained employed by the Company or a Subsidiary throughout such three-year period, may be exercised, in whole or in part, by the Grantee or Permissible Transferee of an Award assigned or transferred in accordance with Section 8, at any time within three years after the Grantee’s Retirement or until the 15th anniversary of the Grant Date, if sooner.

(ii)	If a Grantee has a Termination of Employment on account of Retirement with combined age and years of Affiliate Service equal to or greater than 70, any unexercised stock option or stock appreciation right (other than a stock appreciation right identified with a share of restricted stock) that is then exercisable or that would have become exercisable within three years of such Retirement if the Grantee had remained employed by the Company or a Subsidiary throughout such three-year period may be exercised, in whole or in part, by the Grantee or Permissible Transferee of an Award assigned or transferred in accordance with Section 8, at any time within three years after the Grantee’s Retirement or until the end of the stated term of the Award, if sooner; provided, that if and to the extent the Committee or its delegee so determines, the Grantee shall be required, in order to receive the foregoing treatment, (A) to provide six months’ prior written notice of the Grantee’s intention to retire to the officer in charge of the Benefits and Compensation Department in Oak Brook, Illinois, and/or (B) to execute and deliver to the Company a non-competition agreement (in a form reasonably satisfactory to the Committee or such delegee). If a Grantee is required to, and does, execute and deliver such a non-competition agreement, and then violates the provisions thereof, all unexercised stock options and stock appreciation rights (other than stock appreciation rights identified with restricted stock) will immediately terminate and will not be exercisable.

(iii)	The nonforfeitability and exercisability of restricted stock that is a Service-Vesting Award (and any stock appreciation rights identified therewith) held by a Grantee who has a Termination of Employment on account of Retirement shall be determined under Section 12(f), and any other Awards held by the Grantee shall be treated as specified in the applicable Award Agreement.

10    Exhibit 10.a

(d)	On Account of Termination of Employment After Age 60. If a Grantee has a Termination of Employment after attaining age 60, other than a Termination of Employment for Cause or on account of death, Disability or Retirement, any unexercised stock option or stock appreciation right (other than a stock appreciation right identified with a share of restricted stock) to the extent exercisable on the date of such Termination of Employment, may be exercised, in whole or in part, by the Grantee or Permissible Transferee of an Award assigned or transferred in accordance with Section 8, at any time within one year after the Grantee’s Termination of Employment or until the 15th anniversary of the Grant Date, if sooner. The nonforfeitability and exercisability of the Grantee’s restricted stock (and any stock appreciation rights identified therewith) that is a Service-Vesting Award shall be determined under Section 12(f), and any other Awards held by the Grantee shall be treated as specified in the applicable Award Agreement.

(e)	Special Circumstances; Disaffiliation.

(i)	If a Grantee has a Termination of Employment under Special Circumstances, the Grantee or Permissible Transferee of an Award assigned or transferred in accordance with Section 8 will receive an extension of time to exercise any unexercised stock options and stock appreciation rights (other than stock appreciation rights identified with restricted stock) and accelerated vesting of these stock options and stock appreciation rights based on the following rules that incorporate age and years of Affiliate Service (in the case of a Termination of Employment without Cause) or Company Service (in other Special Circumstances):

Age and Years of Company or Affiliate Service	Additional Vesting and Time to Exercise
70 plus years	3 years
60 to 69 years	2 years
50 to 59 years	1 year

provided, that the Committee or its delegee may require, in the case of a Termination of Employment without Cause, that the Grantee execute and deliver to the Company a non-competition agreement (in a form reasonably satisfactory to the Committee or such delegee) in order to receive the foregoing treatment; and further provided, that in no event may a stock option or stock appreciation right be exercised after the 15th anniversary of the Grant Date. If a Grantee is required to, and does, execute and deliver such a non-competition agreement, and then violates the provisions thereof, all unexercised stock options and stock appreciation rights (other than stock appreciation rights identified with restricted stock) will immediately terminate and will not be exercisable.

(ii)	If a Grantee has a Termination of Employment because of a Disaffiliation, the provisions of this Section 12(e)(ii) and Section 12(e)(iii) (and no other provision of this Section 12 that might otherwise apply) shall determine the consequences for such Grantee’s Awards. In such a case, the Grantee or Permissible Transferee of an Award assigned or transferred in accordance with Section 8 will be permitted to exercise any stock options and stock appreciation rights (other than stock appreciation rights identified with restricted stock) that are unexercised and vested immediately before the Grantee’s Termination of Employment for one year following the Grantee’s Termination of Employment (or until the 15th anniversary of the Grant Date, if sooner).

(iii)	In addition, if a Grantee has a Termination of Employment because of Special Circumstances or Disaffiliation, the nonforfeitability and exercisability of restricted stock (and any stock appreciation rights identified therewith) held by the Grantee that is a Service-Vesting Award shall be determined under Section 12(f)(i), and any other Awards held by the Grantee shall be treated as specified in the applicable Award Agreement.

(f)	Any Other Reason. If a Grantee has a Termination of Employment for a reason other than those specified in this Section 12,

(i)	the Grantee’s shares of restricted stock (and any stock appreciation rights identified therewith), to the extent forfeitable on the date of the Grantee’s termination of employment, shall be forfeited on such date;

(ii)	any unexercised stock option or stock appreciation right (other than a stock appreciation right identified with a share of restricted stock) to the extent exercisable on the date of the Grantee’s Termination of Employment, may be exercised, in whole or in part, by the Grantee or Permissible Transferee of an Award assigned or transferred in accordance with Section 8, not later than the 30th day following the Grantee’s termination of employment; provided that, if such 30th day is not a business day, such stock option or stock appreciation right may be exercised not later than the first business day following such 30th day;

Exhibit 10.a    11

and provided, further, that in no event may a stock option or stock appreciation right be exercised after the 15th anniversary of the Grant Date; and

(iii)	any other Award that has not previously vested shall thereupon be forfeited.

(g)	Selection of Rule. If a particular Grantee’s Termination of Employment is covered by more than one of the foregoing rules, then except as specifically provided in Section 12(e)(ii), for each Award held by the Grantee, the applicable rule that is the most favorable to the Grantee shall apply.

(h)	Committee Discretion. Notwithstanding the foregoing, the Committee may determine that the consequences of a Termination of Employment or a Termination of Directorship for a particular Award will differ from those outlined above, either (i) in connection with the grant of the Award, or (ii) if the change is favorable to the Grantee, after it is granted.

13. TERMINATION OF DIRECTORSHIP

(a)	For Cause. If a Termination of Directorship occurs for Cause, any unexercised stock option or other Awards shall thereupon terminate.

(b)	Retirement. If a Termination of Directorship occurs because of Retirement, any unexercised stock option or stock appreciation right (other than a stock appreciation right identified with a share of restricted stock), whether or not exercisable on the date of Retirement, may be exercised, in whole or in part, for a period of three years from the Grantee’s Retirement, or until the end of its stated term, if sooner. Any other unvested Awards shall become vested and payable to the Grantee.

(c)	Death or Disability. If Termination of Directorship occurs because of the death or Disability of the Grantee, any unexercised stock option or stock appreciation right (other than a stock appreciation right identified with a share of restricted stock), whether or not exercisable on the date of such Termination of Directorship, may be exercised by the Grantee, a Permissible Transferee or by the Grantee’s personal representative after the Grantee’s death, in whole or in part, at any time within three years after such Termination of Directorship or until the 15th anniversary of the Grant Date, if sooner. Any other unvested Awards shall become vested and payable to the Grantee, a Permissible Transferee or by the Grantee’s personal representative after the Grantee’s death.

(d)	Other Termination. If a Termination of Directorship occurs for any reason other than for Cause (as described in Section 13(a)) or the death, Disability or Retirement of a Grantee, any unexercised stock option or stock appreciation right (other than a stock appreciation right identified with a share of restricted stock), to the extent exercisable on the date of the Termination of Directorship, may be exercised, in whole or in part, at any time within one year after the Termination of Directorship, or until the end of its stated term, if sooner. Any other Awards to the extent the Awards are unvested on the date of Termination of Directorship shall be forfeited and cancelled.

14. EQUITY INCENTIVE PLANS OF FOREIGN SUBSIDIARIES

The Committee may authorize any foreign Subsidiary to adopt a plan for granting Awards (a “Foreign Equity Incentive Plan”). All awards granted under such Foreign Equity Incentive Plans shall be treated as grants under this Plan. Such Foreign Equity Incentive Plans shall have such terms and provisions as the Committee permits not inconsistent with the provisions of this Plan.

15. SECURITIES LAW MATTERS

(a)	If the Committee deems it necessary to comply with the Securities Act of 1933, as amended, and the regulations and rulings thereunder, the Committee may require a written investment intent representation by the Grantee and may require that a restrictive legend be affixed to certificates for shares of Stock.

(b)	If, based upon the opinion of counsel for the Company, the Committee determines that the exercise or nonforfeitability of, or delivery of benefits pursuant to, any Award would violate any applicable provision of (i) U.S. federal or state securities law or (ii) the listing requirements of any national securities exchange on which are listed any of the Company’s equity securities, then the Committee may postpone any such exercise, nonforfeitability or delivery, as the case may be, but the Company shall use its best efforts to cause such exercise, nonforfeitability or delivery to comply with all such provisions at the earliest practicable date.

12    Exhibit 10.a

16. FUNDING

Benefits payable under this Plan to any person shall be paid directly by the Company. The Company shall not be required to fund, or otherwise segregate assets to be used for payment of, benefits under this Plan.

17. NO EMPLOYMENT RIGHTS

Neither the establishment of this Plan, nor the granting of any Award, shall be construed to (a) give any Grantee the right to remain employed by the Company or any of its Subsidiaries or to any benefits not specifically provided by this Plan or (b) in any manner modify the right of the Company or any of its Subsidiaries to modify, amend, or terminate any of its employee benefit plans.

18. RIGHTS AS A STOCKHOLDER

A Grantee shall not, by reason of any Award (other than restricted stock), have any right as a stockholder of the Company with respect to the shares of Stock that may be deliverable upon exercise or payment of such Award until such shares have been delivered to him or her. Shares of restricted stock held by a Grantee or held in escrow by the Secretary of the Company shall confer on the Grantee all rights of a stockholder of the Company, except as otherwise provided in this Plan. The Committee, in its discretion, at the time of grant of restricted stock, may permit or require the payment of cash dividends thereon to be deferred, and, if the Committee so determines, reinvested in additional restricted stock to the extent shares are available under Section 3 or otherwise reinvested. Stock dividends, other non-cash dividends and distributions, and deferred cash dividends issued with respect to restricted stock shall be treated as additional shares of restricted stock that are subject to the same restrictions and other terms as apply to the shares with respect to which such dividends are issued. The Committee may, in its discretion, provide for crediting to and payment of interest on deferred cash dividends.

19. NATURE OF PAYMENTS

Any and all grants, payments of cash, or deliveries of shares of Stock hereunder shall constitute special incentive payments to the Grantee, and shall not be taken into account in computing the amount of salary or compensation of the Grantee for the purposes of determining any pension, retirement, death or other benefits under (a) any pension, retirement, profit-sharing, bonus, life insurance or other employee benefit plan of the Company or any of its Subsidiaries or (b) any agreement between the Company or any Subsidiary, on the one hand, and the Grantee, on the other hand, except as such plan or agreement shall otherwise expressly provide.

20. NON-UNIFORM DETERMINATIONS

Neither the Committee’s nor the Board’s determinations under this Plan need be uniform, and may be made by the Committee or the Board selectively among individuals who receive, or are eligible to receive, Awards (whether or not such individuals are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, to enter into non-uniform and selective Award Agreements as to (a) the identity of the Grantees, (b) the terms and provisions of Awards, and (c) the treatment, under Section 12, of Terminations of Employment.

21. CHANGE IN CONTROL PROVISIONS

Notwithstanding any other provision of this Plan to the contrary, the provisions of this Section 21 shall apply in the event of a Change in Control, unless otherwise determined by the Committee in connection with the grant of an Award (as reflected in the applicable Award Agreement).

(a)	Upon a Change in Control, all then-outstanding stock options and stock appreciation rights shall become fully vested and exercisable, and all other then-outstanding Awards that are Service-Vesting Awards shall vest in full and be free of restrictions, except to the extent that another Award meeting the requirements of Section 21(b) (a “Replacement Award”) is provided to the Grantee pursuant to Section 22 to replace such Award (the “Replaced Award”). The treatment of any other Awards shall be as determined by the Committee in connection with the grant thereof, as reflected in the applicable Award Agreement.

(b)	An Award shall meet the conditions of this Section 21(b) (and hence qualify as a Replacement Award) if: (i) it is of the same type as the Replaced Award; (ii) it has a value at least equal to the value of the Replaced Award; (iii) it relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; (iv) its terms and conditions comply with Section 23(c) below; and (v) its other terms and conditions are not less favorable to the Grantee than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control).

Exhibit 10.a    13

Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 21(b) are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion. Without limiting the generality of the foregoing, the Committee may determine the value of Awards and Replacement Awards that are stock options by reference to either their intrinsic value or their fair value.

(c)	Upon a Termination of Employment or Termination of Directorship of a Grantee occurring in connection with or during the period of two years after such Change in Control, other than for Cause, (i) all Replacement Awards held by the Grantee shall become fully vested and (if applicable) exercisable and free of restrictions, and (ii) all stock options and stock appreciation rights held by the Grantee immediately before the Termination of Employment or Termination of Directorship that the Grantee held as of the date of the Change in Control or that constitute Replacement Awards shall remain exercisable for not less than two years following such termination or until the expiration of the stated term of such stock option, whichever period is shorter (provided, that if Section 12 or the applicable Award Agreement provides for a longer period of exercisability, that provision shall control).

22. ADJUSTMENTS

The Committee shall make such adjustments (if any) as it deems appropriate and equitable, in its discretion, to the following:

(a)	the various numbers of shares of Stock referred to in the limitations imposed under Section 2(x) and Section 3,

(b)	the number of shares of Stock covered by an outstanding Award,

(c)	the Option Price of an outstanding stock option,

(d)	the Fair Market Value of Stock to be used to determine the amount of the benefit payable upon exercise of outstanding stock appreciation rights, and

(e)	such other adjustments to outstanding Awards as the Committee may determine to be appropriate and equitable,

to reflect a stock dividend, stock split, reverse stock split, share combination, recapitalization, merger, consolidation, acquisition of property or shares, separation, spinoff, reorganization, stock rights offering, liquidation, Disaffiliation of a Subsidiary or similar event of or by the Company. Such adjustments may include, without limitation, (i) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, (ii) the substitution of other property (including, without limitation, other securities and securities of entities other than the Company that agree to such substitution) for the Stock available under this Plan and/or the Stock covered by outstanding Awards, and (iii) in connection with any Disaffiliation of a Subsidiary, arranging for the assumption, or replacement with new awards, of Awards held by Grantees employed by the affected Subsidiary by the Subsidiary or an entity that controls the Subsidiary following the Disaffiliation.

23. QUALIFIED PERFORMANCE-BASED AWARDS.

(a)	The provisions of this Plan are intended to ensure that all stock options and stock appreciation rights granted hereunder to any Grantee who is or may be a “covered employee” (within the meaning of Section 162(m)(3) of the Code) at the time of exercise qualify for the Section 162(m) Exemption, and all such Awards shall therefore be considered Qualified Performance-Based Awards and this Plan shall be interpreted and operated consistent with that intention. The provisions referred to in the preceding sentence include without limitation the limitation on the total amount of such Awards to any Grantee set forth in Section 3(b); the requirement of Section 4(a) that the Committee satisfy the requirements for being “outside directors” for purposes of the Section 162(m) Exemption; the limitations on the discretion of the Committee with respect to Qualified Performance-Based Awards; and the requirements of Sections 6(b) and 6(e) that the Option Price of stock options and the base price for determining the value of stock appreciation rights be not less than the Fair Market Value of the Stock on the Grant Date (which requirement constitutes the Qualified Performance Goal).

(b)	The Committee may designate any Award (other than a stock option or stock appreciation right) as a Qualified Performance-Based Award upon grant, in each case based upon a determination that (i) the Grantee is or may be a “covered employee” (within the meaning of Section 162(m)(3) of the Code) with respect to such Award, and (ii) the Committee wishes such Award to qualify for the Section 162(m) Exemption. The provisions of this Section 23 shall apply to all such Qualified Performance-Based Awards, notwithstanding any other provision of this Plan, other than Section 21.

14    Exhibit 10.a

(c)	Each Qualified Performance-Based Award (other than a stock option or stock appreciation right) shall be earned, vested and payable (as applicable) only upon the achievement of one or more Qualified Performance Goals, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate; provided that (i) the Committee may provide, either in connection with the grant thereof or by amendment thereafter, that achievement of such Performance Goals will be waived upon the death or Disability of the Grantee, and (ii) the provisions of Section 21 shall apply notwithstanding this sentence.

(d)	Qualified Performance Goals may take the form of absolute goals or goals relative to the performance of one or more other companies comparable to the Company or of an index covering multiple companies. In establishing Qualified Performance Goals, the Committee may specify that there shall be excluded the effect of restructuring charges, discontinued operations, extraordinary items, cumulative effects of accounting changes, and other unusual or nonrecurring items, and asset impairment and the effect of foreign currency fluctuations, in each case as those terms are defined under generally accepted accounting principles and provided in each case that such excluded items are objectively determinable by reference to the Company’s financial statements, notes to the Company’s financial statements and/or management’s discussion and analysis in the Company’s financial statements.

(e)	Except as specifically provided in Section 23(d), no Qualified Performance-Based Award may be amended, nor may the Committee exercise any discretionary authority it may otherwise have under this Plan with respect to a Qualified Performance-Based Award under this Plan, in any manner to waive the achievement of the applicable Qualified Performance Goals or to increase the amount payable pursuant thereto or the value thereof, or otherwise in a manner that would cause the Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption.

24. AMENDMENT OF THIS PLAN

The Board may from time to time in its discretion amend this Plan or Awards, and the Committee may from time to time in its discretion amend Awards, without the approval of the stockholders of the Company, except (i) to the extent required under the listing requirements of any national securities exchange on which are listed any of the Company’s equity securities and (ii) to the extent the amendment would result in the reduction of the Option Price of any Option or of the exercise price of any stock appreciation right. No such amendment shall adversely affect any previously-granted Award without the consent of the Grantee, except for (x) amendments made to comply with applicable law, stock exchange rules or accounting rules, and (y) amendments that do not materially decrease the value of such Awards. In addition, no such amendment may be made that would cause a Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption.

25. TERMINATION OF THIS PLAN

This Plan shall terminate on the 10th anniversary of the Effective Date or at such earlier time as the Board may determine. Any termination, whether in whole or in part, shall not affect any Award then outstanding under this Plan.

26. NO ILLEGAL TRANSACTIONS

This Plan and all Awards granted pursuant to it are subject to all laws and regulations of any governmental authority that may be applicable thereto; and, notwithstanding any provision of this Plan or any Award, Grantees shall not be entitled to exercise Awards or receive the benefits thereof and the Company shall not be obligated to deliver any Stock or pay any benefits to a Grantee if such exercise, delivery, receipt or payment of benefits would constitute a violation by the Grantee or the Company of any provision of any such law or regulation.

27. CONTROLLING LAW

The law of the State of Illinois, except its law with respect to choice of law, shall be controlling in all matters relating to this Plan.

28. SEVERABILITY

If all or any part of this Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Plan not declared to be unlawful or invalid. Any Section or part of a Section so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

Exhibit 10.a    15